Exhibit 22.1
Subsidiary Guarantors and Issuers of Guaranteed Securities
Guaranteed Securities

The following securities (collectively referred to in this exhibit as the “Senior Notes”) issued by Dell International L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Dell Technologies Inc. (“Dell Technologies”), and EMC Corporation, a Massachusetts corporation and wholly-owned subsidiary of Dell Technologies, were outstanding as of November 3, 2023.

Description of Senior Notes
4.000% Senior Notes due 2024
5.850% Senior Notes due 2025
6.020% Senior Notes due 2026
4.900% Senior Notes due 2026
6.100% Senior Notes due 2027
5.250% Senior Notes due 2028
5.300% Senior Notes due 2029
6.200% Senior Notes due 2030
5.750% Senior Notes due 2033
8.100% Senior Notes due 2036
3.375% Senior Notes due 2041
8.350% Senior Notes due 2046
3.450% Senior Notes due 2051
Obligors

As of November 3, 2023, the obligors under the Senior Notes consisted of Dell Technologies, as a guarantor, and its subsidiaries listed in the following table (together with Dell Technologies, the “Obligors”).

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Obligor Type
Dell Inc.	Delaware	Guarantor
Dell International L.L.C.	Delaware	Issuer
Denali Intermediate Inc.	Delaware	Guarantor
EMC Corporation	Massachusetts	Issuer

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